METHODE ELECTRONICS, INC. REPORTS FISCAL 2016 FIRST-QUARTER SALES AND EARNINGS

Announces Share Repurchase Program Up To $100 Million

Chicago, IL -September 3, 2015 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2016 first quarter ended August 1, 2015.

Methode's first-quarter Fiscal 2016 net sales decreased $14.8 million, or 6.8 percent, to $203.3 million from $218.1 million in the same quarter of Fiscal 2015. Year over year, currency rate fluctuations decreased net sales by $6.1 million.

Net income increased $2.1 million to $23.5 million, or $0.60 per share, in the first quarter of Fiscal 2016 from $21.4 million, or $0.55 per share, in the same period of Fiscal 2015.

Year over year, Fiscal 2016 first-quarter net income benefitted from:

•
favorable currency impact on raw materials and labor costs, favorable commodity pricing of raw materials, and increased production at the Company’s lower-cost Egyptian manufacturing facility in the Automotive segment;

•	refund of import duties from prior periods of $1.3 million; and

•	lower stock award compensation expense of $0.6 million.

Year over year, Fiscal 2016 first-quarter net income was negatively affected by:

•	lower sales in the Automotive, Interface and Other segments;

•	increased legal, professional services and travel expenses of $1.8 million; and

•	costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment of $1.0 million.

Consolidated gross margins as a percentage of sales improved to 26.4 percent in the Fiscal 2016 first quarter compared to 23.2 percent in the Fiscal 2015 period as a result of favorable currency impact on raw materials and labor costs, favorable commodity pricing of raw materials and manufacturing efficiencies due to increased production at the Company’s lower-cost Egyptian manufacturing facility in the Automotive segment, partially offset by costs and inefficiencies due to the transfer of manufacturing from the Philippines to Egypt in the Interface segment.

Selling and administrative expenses as a percentage of net sales increased to 11.4 percent for the Fiscal 2016 first quarter compared to 10.2 percent in the same period last year. Selling and administrative expenses increased $1.0 million, or 4.5 percent, to $23.2 million in the Fiscal 2016 first quarter compared to $22.2 million in the prior-year first quarter due primarily to higher legal, professional services and travel expenses, partially offset by lower stock award compensation expense.

In the Fiscal 2016 first quarter, income tax expense increased $0.4 million to $7.4 million from $7.0 million in the Fiscal 2015 first quarter. The Company’s effective tax rate decreased to 23.9 percent in the Fiscal 2016 first quarter compared to 24.6 percent in the previous first quarter.

Methode Electronics, Inc. Reports Fiscal 2016 First-Quarter Financial Results

Segment Comparisons
Comparing the Automotive segment's Fiscal 2016 first quarter to the same period of Fiscal 2015,

•	Net sales decreased 2.0 percent attributable to:

•
a 6.7 percent sales decline in North America due to lower volume of the Ford center console program, which substantially completed production at the end of Fiscal 2015, as well as pricing concessions, partially offset by higher General Motors' center console and transmission lead frame assembly product volumes; and

•	a 6.0 percent sales decrease in Europe primarily driven by currency rate fluctuations, partially offset by improved tooling sales and increased hidden switch product volume; partially offset by

•
a 26.5 percent sales increase in Asia as the result of greater transmission lead frame assembly, linear position and interior lighting product volumes, partially offset by lower steering-angle sensor product volumes.

•
Gross margins as a percentage of sales improved to 28.4 percent from 22.3 percent due to favorable currency rate on raw materials and labor costs, favorable commodity pricing of raw materials, the refund of import duties from prior periods and increased production at the Company’s lower-cost Egyptian manufacturing facility, partially offset by price concessions.

•
Income from operations increased 31.5 percent as the result of favorable currency rate on raw materials and labor costs and favorable commodity pricing of raw materials, partially offset by lower sales and pricing concessions.

Comparing the Interface segment's Fiscal 2016 first quarter to the same period of Fiscal 2015,

•	Net sales decreased 23.4 percent attributable to:

•	a 75.9 percent sales decrease in Asia due to lower radio remote control volume as the result of the transfer of manufacturing from the Philippines to Egypt; and

•	a 24.7 percent sales decline in North America driven by decreased appliance and data solutions product volumes, partially offset with higher radio remote control volume; partially offset by

•	a 7.9 percent sales increase in Europe as the result of improved radio remote control volume partially offset by decreased data solutions and sensor volumes.

•	Gross margins as a percentage of sales declined to 21.4 percent from 27.5 percent due to costs associated with the transfer of manufacturing and lower sales.

•	Income from operations declined 90.9 percent as the result of costs associated with the transfer of manufacturing as well as increased legal, intangible asset amortization, travel and other expenses.

Comparing the Power Products segment's Fiscal 2016 first quarter to the same period of Fiscal 2015,

•	Net sales increased 1.9 percent attributable to:

•	a 266.7 percent sales improvement in Europe due to higher bypass switch and busbar product volumes; and

•	a 7.8 percent sales increase in Asia driven by improved busbar and cabling datacom and cabling assembly volumes; partially offset by

•	a 16.2 percent sales decline in North America as the result of lower datacom product volume.

•	Gross margins as a percentage of sales decreased to 24.8 percent from 25.9 percent due to manufacturing inefficiencies in North America from lower sales.

•
Income from operations improved 3.3 percent as the result of higher sales and lower commission and bonus expense, partially offset by manufacturing inefficiencies related to lower North American sales.

Methode Electronics, Inc. Reports Fiscal 2016 First-Quarter Financial Results

Subsequent Events
Methode was awarded a contract from a major North American OEM who currently constitutes a substantial portion of the Company’s annual Automotive revenue. This award is for the next generation of an existing program with this customer.

The Company also announced that its board of directors has authorized the repurchase of up to $100 million of its outstanding common stock through September 1, 2017. Such repurchases may be made on the open market, in private transactions or pursuant to repurchase plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. The share repurchase program is subject to market conditions, general business conditions, cash balances, borrowing availability and other relevant factors. The program may be suspended or terminated at any time. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

Guidance
Methode reiterates its Fiscal 2016 guidance of sales in the range of $830 million to $865 million, income from operations in the range of $108 to $119 million and earnings per share in the range of $2.07 to $2.22. The guidance ranges for Fiscal 2016 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	pricing concessions in the Automotive segment;

•	lower Ford revenues due to a center console program going end of life;

•	lower revenues in the Power Product segment;

•	an effective tax rate of approximately 25 percent, and no significant changes in tax valuation allowances or enacted tax laws;

•	the sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2016;

•	successful commercialization of Dabir Therapeutic Surfaces;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	the anticipated impact of, and costs associated with, litigation instituted against a former Hetronic distributor in Europe;

•	no future unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “First-quarter profitability was positively impacted by favorable currency translation on raw materials and labor costs, favorable commodity pricing and the refund of import duties in our Automotive segment. However, costs and manufacturing inefficiencies in our Interface segment due to the transfer of manufacturing from the Philippines to Egypt and the unfavorable currency effect on sales negatively impacted our results. Looking forward, we are anticipating revenues in our Power Products segment, which is typically one of our highest margin businesses, will be considerably lower than we originally expected for the remainder of this fiscal year, approaching break- even in the second quarter.”

Mr. Duda concluded, “While we will continue to make investments in our business through new product development, vertical integration and potential acquisitions, we believe the initiation of a share repurchase program demonstrates our continued commitment to creating and returning value to our shareholders.”

Methode Electronics, Inc. Reports Fiscal 2016 First-Quarter Financial Results

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through October 3 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13618352. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) ability to withstand price pressure, including price concessions; (5) timing, quality and cost of new program launches; (6) dependence on our supply chain; (7) dependence on the availability and price of raw materials; (8) customary risks related to conducting global operations; (9) currency fluctuations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) location of a significant amount of cash outside of the U.S.; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect our intellectual property; (18) ability to compete effectively;

Methode Electronics, Inc. Reports Fiscal 2016 First-Quarter Financial Results

(19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended
	August 1, 2015	August 2, 2014

Net sales	$203.3	$218.1

Cost of products sold	149.7	167.6

Gross profit	53.6	50.5

Selling and administrative expenses	23.2	22.2

Income from operations	30.4	28.3

Interest income, net	(0.2)	—
Other income, net	(0.3)	(0.1)

Income before income taxes	30.9	28.4

Income tax expense	7.4	7.0

Net income	23.5	21.4

Less: Net income attributable to noncontrolling interest	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$23.5	$21.4

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.60	$0.56
Diluted	$0.60	$0.55
Cash dividends:
Common stock	$0.09	$0.09
Weighted average number of Common Shares outstanding:
Basic	38,904,743	38,464,558
Diluted	39,030,798	38,648,204

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	August 1, 2015	May 2, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$167.9	$168.1
Accounts receivable, net	159.7	170.4
Inventories:
Finished products	15.4	16.0
Work in process	11.7	12.2
Materials	42.6	42.7
	69.7	70.9
Deferred income taxes	14.8	15.0
Prepaid expenses and other current assets	15.0	13.9
TOTAL CURRENT ASSETS	427.1	438.3
PROPERTY, PLANT AND EQUIPMENT	308.7	309.2
Less allowances for depreciation	218.8	215.9
	89.9	93.3
GOODWILL	1.6	1.7
INTANGIBLE ASSETS, net	10.7	11.3
PRE-PRODUCTION COSTS	10.8	10.5
DEFERRED INCOME TAXES	28.0	32.1
OTHER ASSETS	19.7	18.6
	70.8	74.2
TOTAL ASSETS	$587.8	$605.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$68.0	$70.1
Other current liabilities	36.0	60.5
TOTAL CURRENT LIABILITIES	104.0	130.6
LONG-TERM DEBT	2.0	5.0
OTHER LIABILITIES	3.9	4.0
DEFERRED COMPENSATION	7.9	7.2
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 40,081,131 and 39,702,036 shares issued as of August 1, 2015 and May 2, 2015, respectively	20.0	19.9
Additional paid-in capital	106.2	102.2
Accumulated other comprehensive income	(14.4)	(8.3)
Treasury stock, 1,605,514 shares and 1,346,624 as of August 1, 2015 and May 2, 2015, respectively	(18.4)	(11.5)
Retained earnings	376.5	356.5
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	469.9	458.8
Noncontrolling interest	0.1	0.2
TOTAL EQUITY	470.0	459.0
TOTAL LIABILITIES AND EQUITY	$587.8	$605.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Three Months Ended
	August 1, 2015	August 2, 2014
OPERATING ACTIVITIES
Net income	$23.5	$21.4
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	5.6	5.6
Amortization of intangibles	0.6	0.4
Amortization of stock awards and stock options	0.4	1.0
Changes in operating assets and liabilities	(11.1)	4.8
NET CASH PROVIDED BY OPERATING ACTIVITIES	19.0	33.2

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5.9)	(3.3)
NET CASH USED IN INVESTING ACTIVITIES	(5.9)	(3.3)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(6.9)	—
Proceeds from exercise of stock options	—	4.5
Excess tax benefit from equity-based compensation	3.8	—
Cash dividends	(3.5)	(3.4)
Repayment of borrowings	(3.0)	(10.0)
NET CASH USED IN FINANCING ACTIVITIES	(9.6)	(8.9)

Effect of foreign currency exchange rate changes on cash	(3.7)	(1.7)

INCREASE IN CASH AND CASH EQUIVALENTS	(0.2)	19.3
Cash and cash equivalents at beginning of period	168.1	116.4
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$167.9	$135.7